Exhibit 99.1

Optimer Pharmaceuticals Reports Fourth Quarter and Full Year 2007 Financial Results

SAN DIEGO, Calif. – March 26, 2008 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced 2007 fourth quarter and full year financial results and accomplishments.

Optimer reported a net loss allocable to common stockholders for the three months ended December 31, 2007 of $7.0 million or, $0.27 per common share, as compared to a net loss of $4.1 million, or $1.57 per common share, for the same period in 2006.  Optimer reported a net loss allocable to common stockholders for the year ended December 31, 2007 of $46.1 million, or $2.12 per common share, as compared to a net loss of $12.2 million, or $4.81 per common share, for the same period in 2006. The increase in net loss of $33.9 million was due primarily to a $20.0 million payment to Par Pharmaceutical, Inc., or Par, to reacquire the North American rights to OPT-80, the advancement of our OPT-80 and Prulifloxacin clinical trials, including the May 2007 initiation of the second pivotal Phase 3 trial for OPT-80, and the purchase of $1.9 million of OPT-80 clinical supply material and active pharmaceutical ingredient.

“2007 was an important transitional year for Optimer.  We completed our initial public offering, regained worldwide rights to our lead product candidate, OPT-80, sponsored medical education symposia and initiated the second Phase 3 clinical trial for OPT-80,” said Michael N. Chang, President and CEO of Optimer. “We also began conducting pre-launch activities and completed a financing in the fourth quarter that allows us to continue our clinical trial programs.”

Revenue for the fourth quarter of 2007 was $94,000 compared to $86,000 for the fourth quarter of 2006.  Revenue for the years ended December 31, 2007 and 2006 was $767,000 and $933,000, respectively. The decrease of $166,000 was due primarily to a decrease in revenue from a National Institute of Health grant and the conclusion of a development and license agreement, partially offset by an increase of $370,000 related to a collaboration with a natural healthcare company.

Research and development expenses in the fourth quarter of 2007 were $5.6 million compared to $3.1 million in the fourth quarter of 2006.  Research and development expenses for the years ended December 31, 2007 and 2006 were $41.6 million and $10.5 million, respectively. The increase of $31.1 million was due primarily to the aforementioned $20.0 million payment to Par, the advancement of our clinical trials for Prulifloxacin and OPT-80, and the purchase of $1.9 million of OPT-80 clinical supply material and active pharmaceutical ingredient.

Marketing expenses in the fourth quarter of 2007 were $810,000 with no such expense in the fourth quarter of 2006. Marketing expenses for the year ended December 31, 2007 were $2.0 million with no such expense for the year ended

December 31, 2006.  The marketing expenses for the year ended December 31, 2007 were attributable to marketing personnel and pre-launch activities which include medical education, scientific conferences, and public relations services.

General and administrative expenses for the fourth quarter of 2007 were $1.4 million compared to $1.2 million in the fourth quarter of 2006. General and administrative expenses for the years ended December 31, 2007 and 2006 were $5.3 million and $3.5 million, respectively.  The increase of $1.8 million was due to increased expenses to support a public company infrastructure which included higher legal, insurance and compensation expenses, including $679,000 of stock compensation expense, an increase of $265,000 over the prior year.

Interest income and other, net, in the fourth quarter of 2007 was $670,000 compared to $238,000 in the fourth quarter of 2006. Interest income and other, net, for the years ended December 31, 2007 and 2006 was $2.1 million and $1.2 million, respectively.  The increase was primarily due to higher cash and short-term investment balances as a result of our initial public offering which closed in February 2007 and a private placement offering which closed in October 2007.

As of December 31, 2007, Optimer held cash, cash equivalents and short-term investments of $58.8 million.

Optimer 2007 and Current Highlights

•                  Completed an initial public offering of 7 million shares of common stock at a price of $7 per share, resulting in net proceeds of $43.6 million.

•                  Regained North American rights to OPT-80 from our former development partner, Par.

•                  Transitioned OPT-80 into the Phase 3 portion of the Phase 2b/3 North American clinical trial for the treatment of Clostridium difficile infections and initiated the second Phase 3 trial for OPT-80 in Europe and North America.

•                  Sponsored educational symposia at the European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) in Munich, Germany and the Infectious Diseases Society of America (IDSA) in San Diego, related to the treatment of Clostridium difficile infections.

•                  Raised $35.9 million in gross proceeds from a private placement of 4.6 million shares of common stock at a price of $7.80 per share.

•                  Awarded a $1 million grant from the National Institutes of Health for the development of OPT-80.

•                  Completed enrollment of the first of two pivotal phase 3 clinical trials examining the safety and efficacy of Prulifloxacin for the treatment of travelers’ diarrhea.

2008 Financial Guidance

Optimer expects to use cash, cash equivalents and short-term investments of approximately $34 to $38 million for its operating activities in 2008, based on its current operating plans and the estimated cost of clinical trials.

Scheduled Conference Call

The Company will host both a conference call and webcast to discuss the fourth quarter and full year 2007 financial results and to provide a corporate update today, Wednesday, March 26, 2008 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).

The conference call may be accessed by dialing 877-660-8922 for domestic callers and 719-325-4852 for international callers.  Please specify to the operator that you would like to join the “Optimer Earnings Call.” The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call.  Please connect to Optimer’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer has two late-stage anti-infective product candidates.  OPT-80, currently in two pivotal Phase 3 clinical trials, is being developed for the treatment of Clostridium difficile infections, the most common hospital-acquired diarrhea.  Prulifloxacin, also in two pivotal Phase 3 clinical trials, is an antibiotic being developed for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information regarding Optimer can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of OPT-80 and Prulifloxacin, anticipated uses of cash, cash equivalents and short term investments, potential milestone payments to Par, and the timing of clinical trials and anticipated results and regulatory activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Account Director

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenues:
Research grants	$91,817	$85,575	$333,610	$676,764
Collaborative research agreements	2,000	—	433,555	256,326
Total revenues	93,817	85,575	767,165	933,090
Operating expenses:
Research and development	5,604,571	3,137,514	41,569,067	10,480,924
Marketing	809,510	—	2,048,002	—
General and administrative	1,381,105	1,203,504	5,350,800	3,523,221
Total operating expenses	7,795,186	4,341,018	48,967,869	14,004,145
Loss from operations	(7,701,369)	(4,255,443)	(48,200,704)	(13,071,055)
Interest income and other, net	669,796	238,469	2,061,527	1,169,160
Net loss	(7,031,573)	(4,016,974)	(46,139,177)	(11,901,895)
Accretion to redemption amount of redeemable convertible preferred stock	—	(82,301)	—	(329,207)
Net loss allocable to common stockholders	$(7,031,573)	$(4,099,275)	$(46,139,177)	$(12,231,102)

Basic and diluted net loss per share attributable to common stockholders	$(0.27)	$(1.57)	$(2.12)	$(4.81)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	26,379,645	2,633,227	21,715,332	2,542,893

Optimer Pharmaceuticals, Inc.

Consolidated Balance Sheets

	Year Ended December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,191,814	$6,122,438
Short-term investments	$55,613,785	15,218,860
Prepaid expenses and other current assets	967,994	1,712,564
Total current assets	59,773,593	23,053,862
Property and equipment, net	705,374	744,564
Other assets	306,573	315,490
Total assets	$60,785,540	$24,113,916

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,602,152	$1,753,394
Accrued expenses	4,998,025	3,310,199
Total current liabilities	7,600,177	5,063,593
Deferred rent	281,894	292,384
Commitments and contingencies	—	—
Redeemable preferred stock	—	65,459,643
Stockholders’ equity (deficit)	52,903,469	(46,701,704)
Total liabilities and stockholders’ equity (deficit)	60,785,540	24,113,916